SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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CIENA Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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CIENA CORPORATION

1201 Winterson Road
Linthicum, Maryland 21090

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 12, 2003

To the Stockholders of CIENA Corporation:

      The 2003 Annual Meeting of Stockholders of CIENA Corporation will be held at the BWI Airport Sheraton Hotel, 7032 Elm Road, Baltimore, Maryland, on Wednesday, March 12, 2003 at 3:00 p.m. for the following purposes:

1. To elect three (3) members of the Board of Directors to serve for three-year terms as Class III directors and until their respective successors are elected and qualified.

2. To approve the Corporation’s 2003 Employee Stock Purchase Plan.

3. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

      Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy as promptly as possible in the enclosed stamped envelope. If you elected to receive the 2003 Proxy Statement and Annual Report electronically over the Internet, you will not receive a paper proxy card and should vote online, unless you cancel your enrollment. If your shares are held in a bank or brokerage account, and you did not elect to receive the materials through the Internet, you may be eligible to vote your proxy electronically or by telephone. Please refer to the proxy statement for instructions.

By Order of the Board of Directors

Russell B. Stevenson, Jr.
Secretary

Linthicum, Maryland

January 27, 2003

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held March 12, 2003

January 27, 2003

      This Proxy Statement is being furnished to stockholders of CIENA Corporation (the “Corporation”), 1201 Winterson Road, Linthicum, Maryland 21090, in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Stockholders to be held at the BWI Airport Sheraton Hotel, 7032 Elm Road, Baltimore, Maryland, on Wednesday, March 12, 2003 at 3:00 p.m. Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card or, if applicable, to vote electronically via the Internet or by telephone. The stockholder giving the proxy has the power to revoke the proxy at any time before it is exercised. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

Record Date and Voting Rights

      Holders of the Corporation’s Common Stock are the only security holders of the Corporation entitled to vote at the Annual Meeting. Only stockholders of record on January 20, 2003 will be entitled to vote at the meeting. At the close of business on January 20, 2003, there were 433,281,044 shares of the Common Stock of the Corporation outstanding and entitled to vote at the meeting, and there were 2,562 stockholders of record. Each stockholder of record on January 20, 2003 will have one vote for each share held of record on that date.

Vote Required for a Quorum and to Approve the Proposals

      The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to provide a quorum at the meeting. Directors are elected by a plurality of the affirmative votes cast by the stockholders present at the meeting (in person or by proxy). Stockholders may not cumulate votes in the election of directors. Unless otherwise indicated, executed proxies will be voted for the election of the three Directors nominated by the Board of Directors. Each other matter to be submitted to the stockholders requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the meeting for approval.

      Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. However, abstentions and broker non-votes will be treated as neither a vote “for” nor a vote “against” the matter for purposes of determining whether the proposal has been approved, and thus will have no effect on the outcome.

      The persons named as proxies are officers of the Corporation. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein, and if no choice is specified, such proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting.

      If you hold shares through a broker, bank or other nominee and you do not instruct them how to vote, your broker may have authority to vote your shares. However, the New York Stock Exchange (“NYSE”) has proposed new regulations that would prohibit brokers or other nominees that are NYSE member organizations from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. This new rule may become effective before the Annual Meeting, in which case, for shares held through a broker or nominee who is an NYSE member organization, your shares will be voted on Proposal No. 2 only if you have provided specific voting instructions to your broker or other nominee as to how to vote on that proposal.

Recommendations of the Board of Directors

      The Corporation’s Board of Directors recommends that stockholders vote:

•	“FOR” each of the nominees for the Board of Directors listed below; and

•	“FOR” approval of the CIENA Corporation 2003 Employee Stock Purchase Plan.

Voting Electronically via the Internet or by Telephone

      If your shares are registered in the name of a bank or a brokerage firm, and you have elected to receive your Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communications Services online program. This program provides eligible stockholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided. Eligible stockholders who elected to receive the 2003 Proxy Statement and Annual Report on the Internet will be receiving an email on or about January 29, 2003 with information on how to access stockholder information and instructions for voting.

Proxy Solicitation and Expenses

      The Corporation will bear the cost of soliciting proxies. The Corporation has retained the services of Georgeson Shareholder Communications, Inc., for a fee of $7,000, to assist in the solicitation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation’s Common Stock, and normal handling charges may be paid for such forwarding service. Officers and other management employees of the Corporation, who will receive no additional compensation for their services, may solicit proxies by mail, e-mail, personal interview, and telephone.

PROPOSAL NO. 1

Election of Directors

General

      The Board of Directors currently consists of nine members. The directors are divided into three classes, each class consisting of three directors and each class serving for a staggered three-year term. Class I, whose term expires in 2004, consists of Dr. Nettles, Mr. Dillon and Ms. Fitt; Class II, whose term expires in 2005, consists of Ms. O’Brien and Messrs. Cash and Smith; and Class III, whose term expires at the Annual Meeting, consists of Messrs. Bradley, Davis and Taylor. At the Annual Meeting, three directors will be elected to fill positions in Class III. Messrs. Bradley, Davis and Taylor are nominees for election at the meeting. Each of the nominees for Class III, if elected, will serve for a term expiring at the 2006 annual meeting of stockholders.

      Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named as nominees. The Board of Directors believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or declines to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend.

      The following table presents information concerning persons nominated for election as directors of the Corporation and for those directors whose terms of office will continue after the meeting.

Nominees for Election as a Director for Terms Expiring in 2006

Stephen P. Bradley, Ph.D.	Director of the Corporation since April 1998. Professor Bradley, age 61, is the William Ziegler Professor of Business Administration and the Chairman of the Program for Management Development at the Harvard Business School. A member of the Harvard faculty since 1968, Professor Bradley is also Chairman of Harvard’s Executive Program in Competition and Strategy. Professor Bradley serves on the Audit Committee and the Governance and Nominations Committee of the Board of Directors.

Don H. Davis, Jr.	Director of the Corporation since March 2002. Mr. Davis, age 63, has been Chairman and CEO of Rockwell Automation, Inc. since 1998. (Rockwell International Corporation changed its name to Rockwell Automation, Inc. on June 29, 2001.) He previously served as Executive Vice President and Chief Operating Officer with responsibility for Rockwell International’s automation and former semiconductor systems and automotive components businesses. In addition to the Rockwell Automation board, Mr. Davis serves on the boards of Illinois Tool Works, Inc. and Apogent Technologies Inc. He is also a member of the Business Council, the Business Roundtable, and The Conference Board. He is also a past chairman of the Board of Governors of the National Electrical Manufacturers Association, Washington, DC.

Gerald H. Taylor	Director of the Corporation since January 2000. Mr. Taylor, age 61, serves as a Managing Member of mortonsgroup, LLC and serves on the board of directors of Lafarge North America Inc. From 1996 to 1998, Mr. Taylor was Chief Executive Officer of MCI Communications Corporation. Mr. Taylor serves on the Compensation Committee of the Board of Directors.

Directors Continuing in Office

Patrick H. Nettles, Ph.D.	Executive Chairman of the Board of Directors of the Corporation since May 2001. From October 2000 to May 2001, Dr. Nettles, age 60, was Chairman of the Board and Chief Executive Officer of the Corporation, and he was President, Chief Executive Officer and Director of the Corporation from April 1994 to October 2000. Dr. Nettles serves as a Trustee for the California Institute of Technology and also serves on the Advisory Board to the President at Georgia Institute of Technology. Dr. Nettles also serves on the board of directors of Axcelis Technologies, Inc. His term as a Director expires in 2004.

Gary B. Smith	Chief Executive Officer of the Corporation since May 2001; President, Chief Operating Officer and Director since October 2000; and Senior Vice President, Chief Operating Officer from August 1999 to October 2000. Mr. Smith resumed primary responsibilities for the Corporation’s worldwide sales efforts in November 2002. Mr. Smith, age 42, served as Senior Vice President Worldwide Sales from September 1998 to August 1999, and was previously Vice President of International Sales since joining the Corporation in November 1997. From June 1995 to October 1997, Mr. Smith served as Vice President, Sales and Marketing for Intelsat. His term as a Director expires in 2005.

Harvey B. Cash	Director of the Corporation since April 1994. Mr. Cash, age 64, is a general partner of InterWest Partners, a venture capital firm in Menlo Park, California that he joined in 1985. Mr. Cash serves on the board of directors of i2 Technologies Inc., Silicon Laboratories, Inc., Microtune, Inc., Liberté Investors Inc., and Airspan Networks, Inc. In addition, he is a member of the boards of several private corporations. Mr. Cash serves on the Compensation Committee and as the Chairperson of the Governance and Nominations Committee of the Board of Directors. Mr. Cash also serves as the lead outside director of the Board of Directors. His term as a Director expires in 2005.

John R. Dillon	Director of the Corporation since October 1999. Mr. Dillon, age 61, has served in a variety of positions at The Coca-Cola Company, Scientific-Atlanta, Inc. and Fuqua National. Mr. Dillon joined Cox Enterprises in 1980 and, until his retirement in 1996, served as Senior Vice President, Chief Financial Officer and director. Mr. Dillon serves as the Chairperson of the Audit Committee of the Board of Directors. His term as a Director expires in 2004.

Lawton W. Fitt	Director of the Corporation since November 2000. Ms. Fitt, age 49, was appointed Secretary (Chief Executive) of the Royal Academy of Arts in London in October 2002. Responsible for the day to day operation of the Royal Academy, she is the first woman and the first American to have been appointed Secretary in the Academy’s history. Prior to her appointment, Ms. Fitt was an investment banker with Goldman Sachs & Co. from 1979 to October 2002, where she was a partner from 1994 and a managing director from 1996 to October 2002. Ms. Fitt serves as a director on the board of NewView Technologies, Inc. Ms. Fitt is a trustee of the Darden School Foundation. Ms. Fitt serves on the Audit Committee of the Board of Directors. Her term as a Director expires in 2004.

Judith M. O’Brien	Director of the Corporation since July 2000. Since February 2001, Ms. O’Brien, age 52, has been a Managing Director at INCUBIC L.L.C., a venture capital firm in Mountain View, California. From 1984 until 2001, she was a partner with Wilson Sonsini Goodrich & Rosati, where she specialized in corporate finance, mergers and acquisitions and general corporate matters. Ms. O’Brien serves on the Governance and Nominations Committee and as the Chairperson of the Compensation Committee of the Board of Directors. Her term as a Director expires in 2005.

Board and Board Committee Information

      During fiscal 2002, the Board of Directors held five regular and three special meetings. The Board of Directors currently has three standing committees, each consisting entirely of independent directors: the Audit Committee, which held four meetings during fiscal 2002, the Compensation Committee (formerly the Human Resources Committee), which held seven meetings during fiscal 2002, and the Governance and Nominations

Committee, which held three meetings during fiscal 2002. With the exception of Mr. Davis, who was elected to the Board of Directors in March 2002 and attended only two of the three Board of Directors meetings held thereafter in fiscal 2002, each director of the Corporation attended at least 75% of all Board of Directors meetings and at least 75% of all meetings of each committee on which he or she served.

          Audit Committee

      The Corporation’s Audit Committee in fiscal 2002 consisted of Professor Bradley, Mr. Dillon and Ms. Fitt, all of whom the Board of Directors has determined are “independent directors” as currently defined in Rule 4200 of the National Marketplace Rules of the National Association of Securities Dealers, Inc. (“NASD”).

      Among its responsibilities, the Audit Committee appoints and establishes the compensation for the Corporation’s independent public accountants, approves in advance all engagements with them to perform non-audit services, reviews and approves the procedures used by the Corporation to prepare its periodic reports, reviews and approves the Corporation’s critical accounting policies, discusses the plans and reviews results of the audit engagement with the independent public accountants, reviews the independence of the independent public accountants, and oversees the Corporation’s accounting processes including the adequacy of its internal accounting controls.

      The Audit Committee has a written charter, which was revised by the Board of Directors in light of the additional responsibilities resulting from the recently enacted Sarbanes-Oxley Act of 2002. A copy of the revised charter may be found on the Corporation’s website at www.ciena.com, and is attached to this proxy statement as Appendix A. The Board of Directors will reassess the adequacy of the Audit Committee charter following the final adoption of new corporate governance standards currently proposed by the NASD and new rules regarding audit committee responsibility contemplated by the Sarbanes-Oxley Act. The Audit Committee has also approved a Code of Ethics for Senior Financial Officers, a copy of which may be found on the Corporation’s website at www.ciena.com.

          Compensation Committee

      The Corporation’s Compensation Committee (formerly the Human Resources Committee) in fiscal 2002 consisted of Ms. O’Brien and Messrs. Cash and Taylor, all of whom the Board of Directors has determined are “independent directors” as currently defined Rule 4200 of the National Marketplace Rules of the NASD. The Compensation Committee has a written charter, a copy of which may be found on the Corporation’s website at www.ciena.com.

      The Compensation Committee advises and assists management in developing the Corporation’s overall compensation strategy to assure that it promotes stockholder interests, supports the Corporation’s strategic and tactical objectives, and provides for appropriate rewards and incentives for the Corporation’s management and employees. As part of that responsibility, the Committee reviews and approves the structure of the Corporation’s bonus plans and administers the Corporation’s employee stock option plans. To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors.

      At the end of each fiscal year, the Compensation Committee evaluates the performance of the Executive Chairman and the Chief Executive Officer and establishes their compensation for the next fiscal year. The Compensation Committee also reviews with the Chief Executive Officer the performance of the other executive officers and approves their compensation for the next fiscal year. Finally, the Compensation Committee establishes the corporate goals under the bonus plan and, on occasion, determines whether there are reasons to waive aspects of those goals that were not achieved.

          Governance and Nominations Committee

      The Corporation’s Governance and Nominations Committee was established in fiscal 2002 and consisted of Ms. O’Brien and Messrs. Bradley and Cash. The Committee reviews, develops and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors’ and the Corporation’s governance processes and procedures. The Committee recommends candidates for election to fill vacancies on the Board, including renominations of members whose terms are due to expire, and it also makes recommendations to the Board regarding the compensation of its non-employee members. The Governance and Nominations Committee has a written charter, a copy of which may be found on the Corporation’s website at www.ciena.com. The Committee will consider candidates for board of directors seats proposed by stockholders. Any such proposals should be made in writing to CIENA Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary.

Directors’ Fees

      At its meeting on August 21, 2002, the Board of Directors approved a new compensation plan for non-employee members of the Board of Directors effective in October 2002. Beginning in October 2002, non-employee members of the Board of Directors receive $1,500 for participation in each regular meeting of the Board of Directors and $1,000 for each committee meeting, and the chairs of each committee receive a supplemental fee of $500 for each committee meeting. In addition, non-employee members of the Board of Directors also receive an annual retainer of $20,000 at the annual meeting of stockholders. A payment of $8,000, representing a 2/5 pro-rata portion of the annual retainer, was paid to each non-employee director at the regular meeting of the Board of Directors in October 2002 to cover the period between that meeting and the 2003 Annual Meeting of Stockholders. Prior to October 2002, non-employee members of the Board of Directors received $2,500 for participation in each regular meeting of the Board of Directors and $1,250 for each committee meeting, and no annual retainer was paid. The Corporation reimburses each non-employee member of the Board of Directors for out-of-pocket expenses incurred in connection with attendance at meetings.

      Under the Corporation’s 1996 Outside Directors Stock Option Plan (the “Directors Plan”), non-employee Directors are eligible to receive stock options in consideration for their services. The Directors Plan provides that each non-employee Director receives an option grant for 60,000 shares of Common Stock upon joining the Board of Directors and an annual option grant for 20,000 shares of Common Stock thereafter. Directors who have not served for at least twelve months as of the date immediately following the date of the last annual meeting receive a pro-rata annual option grant. The exercise price of options granted under the Directors Plan is equal to the fair market value of the Common Stock on the date of grant. Initial grants under the Directors Plan vest over a period of three years and annual grants vest in full on the first anniversary of the date of grant. Options generally must be exercised within ten years.

      At the annual meeting held on March 7, 2002, each of the non-employee directors received an annual option grant to purchase 20,000 shares of Common Stock under the Directors Plan, each with an exercise price of $9.70 per share. Also on March 7, 2002, Mr. Davis received an option grant under the Directors Plan to purchase 60,000 shares of Common Stock in connection with his joining the Board of Directors, with an exercise price of $9.70 per share.

      Because of the decline in the price of the Corporation’s Common Stock due to conditions in the Corporation’s industry, substantially all of the options granted to the non-employee directors prior to March 2002 are at exercise prices significantly above the current price range of the Corporation’s Common Stock. These options no longer serve their intended purpose of providing reasonable compensation and an incentive for the continued service of the members of the Board of Directors.

      Accordingly, at its meeting on August 21, 2002, acting on the recommendation of the Governance and Nominations Committee, the Board approved a supplemental grant of options to purchase 60,000 shares of Common Stock to each of the non-employee directors, with the exception of Mr. Davis, who had received his initial grant to purchase 60,000 shares of Common Stock in March 2002 and received a supplemental grant to purchase only 20,000 shares. The supplemental options were granted under the Corporation’s Third Amended and Restated 1994 Stock Option Plan at an exercise price of $4.31 per share. They vest in three equal annual installments beginning on August 21, 2003.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends a vote “FOR” the election of the nominees listed above.

PROPOSAL NO. 2

Approve 2003 Employee Stock Purchase Plan

General

      The Corporation is asking the stockholders to approve a new employee stock purchase plan (the “ESPP” or the “Plan”). The stockholders previously approved the Corporation’s 1998 Employee Stock Purchase Plan (the “1998 ESPP”) in March 1998. All of the remaining shares of the Corporation’s Common Stock available for issuance under the 1998 ESPP will be issued in connection with the upcoming purchase in March 2003. The 1998 ESPP will therefore terminate by its own terms in connection with the March 2003 purchase. The terms and conditions of the proposed new ESPP are substantially the same as those of the 1998 ESPP.

      The new ESPP, like the 1998 ESPP, allows all full-time and certain part-time employees to purchase shares of the Corporation’s Common Stock at a discount of at least 15% from the price of the Common Stock on the date of purchase. Employees purchase the stock in March and September of each year using funds deducted from paychecks during the preceding six months.

      The ESPP is an important component of the benefits package offered by the Corporation to its employees. The Corporation believes that it is a key factor in retaining existing employees, recruiting and retaining new employees and increasing the interest of all employees in the success of the Corporation.

      The Board of Directors believes it is in the best interest of the Corporation and its stockholders that the new ESPP be approved and made available to employees. The new ESPP was unanimously approved by the Board of Directors on January 24, 2003, and will become effective on its approval by the stockholders. There will be 20,000,000 shares of Common Stock reserved for issuance under the ESPP, which represents approximately 4.62% of the 433,139,185 shares of the Corporation’s Common Stock outstanding on December 31, 2002. If approved, the first offering period under the ESPP will begin on March 16, 2003.

      A summary of the principal features of the ESPP follows. A copy of the ESPP was filed electronically with the Securities and Exchange Commission (“SEC”) with this proxy statement. If you wish to obtain a written copy of the ESPP, please send a written request to Investor Relations, CIENA Corporation, 1201 Winterson Road, Linthicum, Maryland 21090.

Summary of the ESPP

      Administration. The ESPP is administered by the Compensation Committee of the Board of Directors. The Committee has authority to interpret the Plan and to make all other determinations necessary or advisable in administering it.

      Eligibility. All full-time, and certain part-time, employees with at least three months of continuous service are eligible to participate in the ESPP. Part-time employees whose customary employment is for less than five months in any calendar year, or whose customary employment is less than 21 hours per week, are ineligible to participate. Employees who, after exercising their rights to purchase shares under the ESPP, would own shares representing 5% or more of the total combined voting power of the Corporation’s Common Stock, are also ineligible to participate. As of January 17, 2003, the total number of employees eligible to participate in the ESPP was 2,068.

      Participation in the ESPP is at the election of each eligible employee and the amounts received by a participant under the ESPP depend on the fair market value of the Corporation’s Common Stock on future dates; therefore, the benefits or amounts that will be received by any participant if the ESPP is approved are not currently determinable.

      Participation. To participate in the ESPP, an eligible employee authorizes payroll deductions in an amount not less than 1% nor greater than 10%, or a flat dollar amount, of his or her “eligible earnings” (i.e., regular base pay, not including overtime pay, bonuses, employee benefit plans or other additional payments) for each full payroll period in the offering period. To ensure that IRS share limitations are not exceeded, the Corporation does not accept contributions from an individual participant in excess of $21,250.

      Purchases. Eligible employees enroll in a 24-month offering period during the open enrollment period prior to the start of that offering period. A new offering period begins approximately every March 16 and September 16. Each offering period consists of four six-month purchase periods during which payroll deductions are accumulated. At the end of each six-month purchase period, the accumulated deductions are used to purchase shares of the Corporation’s Common Stock.

      Shares are purchased at a price equal to 85% of the fair market value (the “FMV”) of the Corporation’s Common Stock on either the trading day immediately preceding the first trading day of an offering period (the “Offer Date”) or the last trading day of a purchase period (the “Purchase Date”), whichever is lower. If the FMV on the Purchase Date is less than the FMV on the Offer Date, a new 24-month offering period is automatically started.

      The closing price of the Corporation’s Common Stock on January 17, 2003, as quoted on the Nasdaq National Market under the symbol “CIEN,” was $6.20 per share.

      Termination of Employment. If a participating employee voluntarily resigns from the Corporation, or is terminated by the Corporation prior to the last day of the Purchase Period, the employee’s option to purchase terminates and the amount in the employee’s account is returned to the employee.

      Adjustments Upon Change in Capitalization. In the event of a recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, or similar event, the number and kind of shares that may be purchased under the ESPP is adjusted proportionately such that the proportionate interest of participating employees remains the same, to the extent practicable.

      Participation Adjustment. If the number of unsold shares that are available for purchase under the Plan is insufficient to permit exercise of all rights deemed exercised by all participating employees, a participation adjustment will be made, and the number of shares purchasable by all participating employees is reduced proportionately. Any funds remaining in a participating employee’s account after such exercise are refunded to the employee.

      Effect of Change of Control. In the event of a dissolution or liquidation of the Corporation, or a merger or other similar transaction in which the Corporation is not the surviving entity, or upon a sale of all or substantially all of the Corporation’s assets, the ESPP and all outstanding rights thereunder terminate unless provision is made in writing in connection with the transaction for the continuation of the ESPP and/or the assumption of the rights granted under it, or for the substitution for those rights of new rights covering the stock of a successor corporation, with appropriate adjustments as to the number and kind of shares and exercise prices. In that event, the ESPP continues in the manner and under the terms provided.

      Amendment. The Board may amend the ESPP at any time and in any respect. An amendment to the ESPP shall be contingent on approval of the stockholders of the Company only to the extent required by applicable law, regulations or rules or as provided by the Board.

      Termination. The Board may terminate the ESPP at any time and for any reason or for no reason, provided that no termination shall impair any rights of participating employees that have vested at the time of termination. Without further action of the Board, the ESPP shall terminate ten years after the date of its adoption by the Board or, if earlier, at such time as all shares of Common Stock that may be made available for purchase under the ESPP have been issued.

      Rule 16b-3. Transactions under the ESPP are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision.

      U.S. Federal Income Tax Consequences. The ESPP, and the rights of participant employees to make purchases thereunder, qualify for treatment under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of.

      Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the relevant offering period (and more than one year from the date the shares are purchased), then the participant generally will recognize ordinary income measured as the lesser of:

(i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or

(ii) an amount equal to 15% of the fair market value of the shares as of the applicable purchase date.

      Any additional gain should be treated as long-term capital gain.

      If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

      The Corporation is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to the Corporation.

      The foregoing tax discussion is a general description of certain expected federal income tax results under current law. No attempt has been made to address any state, local, foreign or estate and gift tax consequences that may arise in connection with participation in the ESPP.

Participation in the 1998 Employee Stock Purchase Plan

      The following table sets forth the aggregate purchase price, aggregate fair market value on the purchase date and number of shares purchased under the 1998 ESPP by (i) the Named Executive Officers (as defined in the Summary Compensation Table below), (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all other employees, including all current officers who are not executive officers, as a group, during fiscal 2002:

Participation in 1998 Employee Stock Purchase Plan

During Fiscal 2002

	Dollar Value

	Aggregate	Aggregate Fair
Name	Purchase Price	Market Value	Number of Shares

Patrick H. Nettles	$0	$0	0
Gary B. Smith	0	0	0
Stephen B. Alexander	0	0	0
Steve W. Chaddick	0	0	0
Joseph R. Chinnici	3,895	4,582	812
Michael O. McCarthy	13,813	16,251	1,942
Executive Group	17,708	20,833	2,754
Non-Executive Director Group	0	0	0
Non-Executive Officer Employee Group	9,997,329	11,761,576	1,924,442

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends a vote “FOR” approval of the Corporation’s 2003 Employee Stock Purchase Plan.

OWNERSHIP OF SECURITIES

      The following table sets forth certain information as of December 31, 2002, unless otherwise specified, with respect to the beneficial ownership of the Corporation’s Common Stock by each person who is known to the Corporation to have beneficial ownership of more than 5% of the outstanding shares of Common Stock, each director, the Corporation’s Chief Executive Officer, the Named Executive Officers (as defined in the Summary Compensation Table below), and all directors and executive officers of the Corporation as a group.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)	Percent of Class

Patrick H. Nettles, Ph.D.(2)	7,078,692	1.63%
Gary B. Smith	920,055	*
Stephen B. Alexander	2,088,588	*
Steve W. Chaddick	1,025,118	*
Joseph R. Chinnici	592,193	*
Michael O. McCarthy	478,937	*
Stephen P. Bradley, Ph.D.	183,500	*
Harvey B. Cash(3)	452,398	*
Don H. Davis, Jr.	0	*
John R. Dillon	88,466	*
Lawton W. Fitt	57,399	*
Judith M. O’Brien	68,948	*
Gerald H. Taylor	87,065	*
All officers and directors as a group (17 Persons)(4)	15,424,419	3.51%

*	Represents less than 1%.

(1)	The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after December 31, 2002 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Does not include 350,000 shares held by the Patrick H. and Marion S. Nettles Charitable Trust and 350,000 shares held by The Patrick and Selma Nettles Charitable Remainder Unitary Trust FBO Caltech. Dr. Nettles disclaims beneficial ownership of the shares held by each of these trusts.

(3)	Includes 221,486 shares of Common Stock owned by InterWest Partners VI, L.P., which Mr. Cash may be deemed to beneficially own by virtue of his status as a Managing Director of InterWest Management Partners VI, LLC, which is the general partner of InterWest Partners VI, L.P., and 7,022 shares owned by InterWest Investors VI, L.P., which Mr. Cash may be deemed to beneficially own by virtue of his status as a Managing Director of InterWest Management Partners VI, LLC, which is the general partner of InterWest Investors VI, L.P. Mr. Cash disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein. Mr. Cash has direct ownership of 201,484 shares of Common Stock, including 145,000 shares owned by the Harvey B. Cash self-directed IRA and 2,691 shares owned by InterWest Management Profit Sharing Retirement Plan FBO Harvey B. Cash.

(4)	Includes shares held by Mr. McCarthy, who ceased to be an executive officer of the Corporation prior to the completion of its fiscal year ended October 31, 2002.

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

Summary Compensation Table

      The following table sets forth the compensation information for the Corporation’s fiscal years ended October 31, 2000, 2001 and 2002 for (i) the Corporation’s Chief Executive Officer, (ii) the other four highest-paid executive officers whose salary and bonus for the Corporation’s fiscal 2002 were in excess of $100,000 and (iii) Mr. McCarthy, who would have been among the Corporation’s four highest-paid executive officers but was not serving as an executive officer at the end of the Corporation’s fiscal 2002 (collectively referred to as the “Named Executive Officers”).

						Long-Term
						Compensation

						Awards

		Annual Compensation				Securities
						Underlying	All Other
	Year	Salary		Bonus		Options	Compensation

Patrick H. Nettles	2002	$561,538	(1)	$0		0	$7,611	(2)
Executive Chairman of the	2001	700,000		700,000		348,425	2,412
Board	2000	560,079		550,000		262,500	2,411
Gary B. Smith	2002	$650,000		$3,000,000	(3)	700,000	$3,278	(2)
Director, President and	2001	569,231		575,000		992,225	561
Chief Executive Officer	2000	325,000		243,750		292,500	561
Stephen B. Alexander	2002	$300,000		$0		375,000	$690	(2)
Senior Vice President and	2001	278,461		140,000		509,600	1,207
Chief Technology Officer	2000	220,187		112,497		110,000	858
Steve W. Chaddick	2002	$300,000		$0		250,000	$690	(2)
Senior Vice President and	2001	286,538		143,750		280,450	1,207
Chief Strategy Officer	2000	250,000		125,000		205,000	858
Joseph R. Chinnici	2002	$350,000		$0		250,000	$7,901	(2)
Senior Vice President and	2001	349,038		168,750		219,350	928
Chief Financial Officer	2000	250,000		125,000		105,000	898
Michael O. McCarthy	2002	$300,000		$0		375,000	$764	(2)
Senior Vice President	2001	273,077		175,000		612,775	563
Worldwide Sales & Support	2000	200,000		70,000		127,500	480

(1)	In June 2002, Dr. Nettles proposed, and the Compensation Committee approved, a reduction in his annual base salary from $700,000 to $300,000.

(2)	Includes the following, as applicable:

(a)	life insurance premiums paid by the Corporation on behalf of all employees, including the Named Executive Officers, for term life insurance coverage equal to two times the individual’s annual salary and bonus, up to a maximum of $500,000;

(b)	life insurance premiums paid by the Corporation on behalf of Mr. Smith pursuant to a supplemental term life insurance policy held by Mr. Smith;

(c)	long-term disability premiums paid by the Corporation on behalf of Dr. Nettles and Messrs. Smith and Chinnici pursuant to long-term disability insurance policies held by those individuals;

(d)	the annual cost of the death benefit for Messrs. Smith, Chinnici and McCarthy under the Corporation’s Management Deferred Compensation Plan, pursuant to which participants may receive a death benefit of up to 15% of the first year of compensation deferrals; and

(e)	fees received by Mr. Chinnici as a director of two of the Corporation’s wholly-owned subsidiaries, CIENA Properties, Inc. and MultiWave Investment, Inc., for participation in regular meetings of the board of directors of those entities.

(3)	In August 1999, when Mr. Smith was Senior Vice President of Worldwide Sales and Marketing, in order to induce him to remain with the Corporation, the Corporation entered into an agreement with him that provided that if he remained in the Corporation’s employ until at least August 18, 2002, he would be paid an incentive bonus of $3,000,000. The Corporation fulfilled its obligation under this agreement by paying Mr. Smith $3,000,000 on or about August 18, 2002.

Option Grants in Last Fiscal Year

      The following table provides the specified information concerning options granted to the Named Executive Officers for the fiscal year ended October 31, 2002:

		Percentage of			Potential Realizable Value at
	Number of	Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(3)
	Options	Employees in	Price Per	Expiration
	Granted(1)	Fiscal 2002	Share(2)	Date	5%	10%

Patrick H. Nettles	0	—	—	—	—	—
Gary B. Smith	700,000	7.43%	$10.29	03/12/12	$4,529,928	$11,479,727
Stephen B. Alexander	375,000	3.98%	$10.29	03/12/12	2,426,747	6,149,854
Steve W. Chaddick	250,000	2.65%	$10.29	03/12/12	1,617,831	4,099,902
Joseph R. Chinnici	250,000	2.65%	$10.29	03/12/12	1,617,831	4,099,902
Michael O. McCarthy	375,000	3.98%	$10.29	03/12/12	2,426,747	6,149,854

(1)	Options vest and become exercisable 25% on the last day of the month in which the first anniversary of the grant occurs and 2.084% per month thereafter.

(2)	Options were granted at exercise prices equal to the fair market value of the Corporation’s Common Stock at the close of business on the trading day prior to the date of grant. The exercise price is to be paid in cash or the Corporation’s Common Stock.

(3)	The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation of 5% and 10% from the date of grant to the date of expiration of such options. These assumptions are not intended to forecast future appreciation of the Corporation’s stock price. The Corporation’s stock price may increase or decrease in value over the time period set forth above.

Supplemental Option Grants in Fiscal Year 2003

      For the reasons described in the “Compensation Committee Report on Executive Compensation” below, the Named Executive Officers received supplemental grants of options on November 19, 2002. The following table provides information concerning these options:

				Potential Realizable Value at
	Number of			Assumed Annual Rates of
	Securities			Stock Price Appreciation for
	Underlying	Exercise		Option Term(3)
	Options	Price Per	Expiration
	Granted(1)	Share(2)	Date	5%	10%

Patrick H. Nettles	450,000	$4.53	11/19/12	$1,282,002	$3,248,844
Gary B. Smith	700,000	$4.53	11/19/12	1,994,225	5,053,757
Stephen B. Alexander	300,000	$4.53	11/19/12	854,668	2,165,896
Steve W. Chaddick	250,000	$4.53	11/19/12	712,223	1,804,913
Joseph R. Chinnici	300,000	$4.53	11/19/12	854,668	2,165,896
Michael O. McCarthy	0	—	—	—	—

(1)	Options vest and become exercisable 25% on the last day of the month in which the first anniversary of the grant occurs and 2.084% per month thereafter.

(2)	Options were granted at exercise prices equal to the fair market value of the Corporation’s Common Stock at the close of business on the trading day prior to the date of grant. The exercise price is to be paid in cash or the Corporation’s Common Stock.

(3)	The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation of 5% and 10% from the date of grant to the date of expiration of such options. These assumptions are not intended to forecast future appreciation of the Corporation’s stock price. The Corporation’s stock price may increase or decrease in value over the time period set forth above.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides the specified information concerning option exercises in the last fiscal year and unexercised options held as of October 31, 2002 by the Named Executive Officers. The table does not include the supplemental option grants described above, which were made after the end of fiscal 2002.

			Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares		October 31, 2002		October 31, 2002(2)
	Acquired on	Value
	Exercise	Realized(1)	Exercisable	Unexerciseable	Exercisable	Unexerciseable

Patrick H. Nettles	0	$—	2,104,717	456,208	$0	$0
Gary B. Smith	0	—	675,893	1,579,656	0	0
Stephen B. Alexander	25,450	199,783	362,213	760,437	121,567	0
Steve W. Chaddick	70,000	903,700	671,430	563,895	733,384	0
Joseph R. Chinnici	0	—	478,624	471,426	995,162	0
Michael O. McCarthy	0	—	337,402	876,780	0	0

(1)	Calculated on the basis of the fair market value of the purchased shares on the exercise date, less the aggregate exercise price.

(2)	Calculated on the basis of the fair market value of the underlying Common Stock as of October 31, 2002 of $3.68 per share, less the aggregate exercise price.

Accounting for Options

      In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation.” SFAS No. 123 allows companies to account for stock-based compensation either under the provisions of SFAS No. 123 or using the intrinsic value method provided by Accounting Principles Board Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees.” If a company adopts the latter option, it is required to make pro forma disclosure in the footnotes to the financial statements using the measurement provisions of SFAS No. 123.

      In light of the current debate about the appropriate accounting treatment of employee stock options, the Corporation has reviewed the desirability of continuing to follow APB No. 25, thus not recognizing an expense at the time options are granted. While the Corporation does not object in principle to recognizing a compensation expense at the time it grants a stock option, it believes that, at the current time, there does not exist a reliable, objective, and well-understood means of valuing options at the time they are granted. The most widely-used valuation methods require assumptions about stock price volatility and the effective life of a stock option. The value determined using these methods tends to be highly sensitive to these assumptions and can vary significantly depending on the assumptions made. Consequently these methods are particularly questionable in the case of companies like the Corporation that have volatile stock prices and a limited history on which to base the assumptions.

      Accordingly, until the Financial Accounting Standards Board or the SEC has promulgated clearer rules than now exist governing the proper method of expensing options and valuing options issued under equity compensation plans, the Corporation has determined to continue to account for its stock-based compensation in accordance with the provisions of APB No. 25 as interpreted by FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation, and Interpretation of APB Opinion No. 25,” and to present the pro forma disclosures required by SFAS No. 123. The Corporation is reviewing the applicability and effect of Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” which was issued on December 31, 2002 and amends SFAS No. 123.

Equity Compensation Plan Information

      The following table provides information as of October 31, 2002 with respect to the shares of the Corporation’s Common Stock that may be issued under the Corporation’s existing equity compensation plans.

	(A)		(C)
	Number of securities	(B)	Number of securities remaining
	to be issued upon	Weighted-average	available for future issuance under
	exercise of outstanding	exercise price of	equity compensation plans
	options, warrants and	outstanding options,	(excluding securities reflected in
Plan category	rights	warrants and rights	Column (A))

Equity compensation plans approved by security holders(1)	28,106,726	$18.00 (2)	22,705,284 (3)
Equity compensation plans not approved by security holders(4)	14,368,382	$20.18	43,315,678 (5)

Total	42,475,108	$19.20	66,020,962

(1)	Consists of the following equity compensation plans:

•	1994 Third Amended and Restated Stock Option Plan (the “1994 Plan”);

•	1996 Outside Directors Stock Option Plan;

•	1998 Employee Stock Purchase Plan (the “1998 ESPP”); and

•	equity compensation plans assumed by the Corporation in connection with its merger with ONI Systems Corp., including the ONI Systems Corp. 2000 Equity Incentive Plan (the “ONI 2000 Plan”), 1999 Equity Incentive Plan, 1998 Equity Incentive Plan and 1997 Stock Option Plan.

(2)	Assumes that employees will purchase the remaining 1,345,184 shares of Common Stock available for issuance under the 1998 ESPP in March 2003 at a purchase price of $3.50 per share. Under the terms of the 1998 ESPP, shares are purchased at 85% of the fair market value of the Corporation’s Common Stock on either the day immediately preceding the first day of an offering period or the last day of a purchase period, whichever is lower. Therefore, the purchase price is not fixed until the March 2003 purchase date, and employees may purchase the shares at a lower price per share which could affect the weighted-average exercise price.

(3)	The 1994 Plan incorporates an evergreen formula pursuant to which, on the last day of each of the Corporation’s fiscal years (through fiscal 2004), the number of shares available for future issuance under the 1994 Plan automatically increases by 0.75% of the total number of shares of the Corporation’s Common Stock then outstanding. The ONI 2000 Plan incorporates an evergreen provision pursuant to which, on January 1 of each year, the aggregate number of shares reserved for issuance under the plan automatically increases by 5% of the total number of shares of the Corporation’s Common Stock outstanding on December 31 of the preceding year.

(4)	Consists of the following equity compensation plans:

•	1999 Non-Officer Stock Option Plan; and

•	equity compensation plans assumed by the Corporation in connection with mergers or acquisitions and under which the Corporation does not intend to grant options or other awards in the future, including the Cyras Systems, Inc. 1998 Stock Plan (the “Cyras Plan”), the Omnia Communications, Inc. 1997 Stock Plan, and the Lightera Networks, Inc. 1998 Stock Plan (collectively, the “Assumed Plans”).

(5)	Excludes 2,227,193 shares available for future issuance under the Assumed Plans as of October 31, 2002. Since October 31, 2002, the Corporation has not granted any options under any of the Assumed Plans with one exception. In November 2002, the Corporation granted new options to purchase 284,879 shares of Common Stock from shares reserved under the Cyras Plan in exchange for options originally granted by Cyras Systems, Inc. under the Cyras Plan. These new options were granted in connection with the

Corporation’s March 2002 offer to exchange existing out-of-the-money stock options held by eligible employees for new stock options, generally on the basis of one new option share for every two option shares tendered for cancellation.

          1999 Non-Officer Stock Option Plan

      The Board or Directors approved the 1999 Non-Officer Stock Option Plan (the “1999 Plan”) on August 18, 1999. The 1999 Plan has not been submitted to the Corporation’s stockholders for approval. The Compensation Committee of the Board of Directors administers the 1999 Plan.

      A total of 57,175,278 shares of Common Stock are reserved for issuance under the 1999 Plan, including 18,175,278 shares of Common Stock authorized for issuance on October 31, 2002 pursuant to the evergreen provision of the 1999 Plan, which provides that the number of shares available for future issuance automatically increases by 4.2% of the total number of shares of Common Stock outstanding on the last day of the Corporation’s fiscal year. This evergreen provision was effective for the first time in fiscal 2002, and will not be effective in the future. Shares issued under the 1999 Plan again become available for issuance if an option granted under the plan is cancelled for any reason prior to exercise or vesting in full.

      As of October 31, 2002, options to purchase 12,901,366 shares of the Corporation’s Common Stock were outstanding under the 1999 Plan and 43,315,678 shares of Common Stock remained available for future issuance under the 1999 Plan. The weighted-average exercise price of the outstanding options was $21.39 per share.

      The 1999 Plan authorizes the grant of options to purchase the Corporation’s Common Stock to full-time employees and other individuals, as determined by the Compensation Committee. However, the Corporation’s executive officers and directors cannot be granted options under the 1999 Plan. The exercise price of options granted under the 1999 Plan must be at least 85% of the fair market value of the Corporation’s Common Stock on the date of grant.

      Each option will vest and become exercisable in installments over the option holder’s period of service with the Corporation, as determined by the Compensation Committee.

      Options granted under the 1999 Plan will become exercisable on an accelerated basis in the event that the Corporation is acquired and the options are not assumed or replaced by the acquiring entity.

      The Compensation Committee may amend, suspend or terminate the 1999 Plan at any time. However, any amendment, suspension or termination of the 1999 Plan may not alter or impair the rights of an option holder without his or her consent.

Outstanding Options at December 31, 2002

      The following table provides additional information with respect to the outstanding options to purchase the Corporation’s stock at December 31, 2002:

	Number	Weighted
	Outstanding at	Average
Range of Exercise Price	Dec. 31, 2002	Exercise Price

$0.01 – $4.00	6,311,396	$1.05
$4.01 – $6.00	18,757,885	4.48
$6.01 – $10.00	6,905,484	7.35
$10.01 – $15.00	6,545,673	12.24
$15.01 – $20.00	9,026,416	16.49
$20.01 – $149.50	6,060,315	76.15

$0.01 – $149.50	53,607,169	$15.52

Employment Agreements and Change-in-Control Arrangements

      In April 1994, the Corporation entered into an employment agreement with Dr. Nettles. The employment agreement specifies that Dr. Nettles is an employee at will. In the event that he is terminated for cause, as defined in the employment agreement, he will receive a severance payment equal to his monthly base salary until the earlier of the expiration of six months or the commencement of employment with a person or entity other than the Corporation.

      In November 1998, the Corporation entered into transfer of control/severance agreements with Dr. Nettles, and Messrs. Smith, Alexander, Chaddick, and Chinnici. The initial term of each of these agreements is three years, and on each anniversary of its effective date it is automatically extended by one year unless the Corporation gives 90 days notice of non-renewal. The agreements provide for the continuation of payment of up to one year of salary and bonus in the event that the officer’s employment is terminated without cause or for “good reason,” as defined in the agreements, within one year following a change in control of the Corporation.

      In August 1999, when Mr. Smith was Senior Vice President of Worldwide Sales and Marketing, in order to induce him to remain with the Corporation, the Corporation entered into an agreement with him that provided that if he remained in the Corporation’s employ until August 18, 2002, he would be paid an incentive bonus of $3,000,000. The Corporation fulfilled its obligation under the agreement by paying Mr. Smith $3,000,000 on or about August 18, 2002.

      In December 2001, separate and apart from the executive incentive agreement described above, the Corporation entered into a transfer of control/severance agreement with Mr. Smith, which superseded his previous transfer of control/severance agreement in its entirety. This new agreement provides that, in the event that Mr. Smith’s employment is terminated without cause or for “good reason,” as defined in the agreement, within one year following a change in control of the Corporation, then Mr. Smith shall be entitled to a payment in an amount which is the greater of $3,000,000 or three times his then current base salary and bonus, as well as immediate vesting of all of his unvested options.

      Also in December 2001, the Corporation amended the transfer of control/severance agreements with Dr. Nettles and Messrs. Alexander, Chaddick and Chinnici to provide for the continuation of vesting of options for up to one year, provided that certain conditions are met, in the event that the officer’s employment is terminated without cause or for “good reason” within one year following a change in control of the Corporation.

      In December 2002, the Corporation entered into a separation agreement and release with Mr. McCarthy. Under this agreement, the Corporation will continue to pay Mr. McCarthy his regular base salary, provide him with his regular health and welfare benefits, and allow his existing options to vest until February 28, 2003. In addition, the Corporation has agreed to pay Mr. McCarthy $437,500 plus any accrued and unpaid leave.

Compensation Committee Report on Executive Compensation

      The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

          Actions During Fiscal 2002

      The severe economic conditions confronting the telecommunications industry caused the Compensation Committee to depart from its normal practices during fiscal 2002. In carrying out its responsibilities, the Committee approved a number of steps designed to conserve the Corporation’s cash while still providing adequate incentives to officers and employees.

      The first step was to approve the recommendation of management not to grant any annual salary increases to the Corporation’s executive officers for fiscal 2002.

      Second, at its meeting in February 2002, the Committee, again acting on the recommendation of management, suspended the corporate bonus program (with the exception of certain bonuses paid to employees based outside the United States) for the remaining three quarters of the fiscal year. Since the corporate goals for the bonus program had not been met in the first quarter, the result was that the Corporation paid no bonuses to executive officers during fiscal 2002 under the Corporation’s bonus program.

      In the face of these measures, the Committee believed it necessary to take steps to assure that the Corporation’s officers and employees had adequate incentives to remain with the Corporation and continue to work for its success. Accordingly, the Committee approved an exchange offer, which commenced in April 2002, pursuant to which most of its United States-based employees were given the opportunity to exchange existing out-of-the-money stock options for new stock options on the basis of one new option share for every two option shares tendered. The new options were granted on November 18, 2002, pursuant to the terms of the offer. Because of the pending exchange offer, in May 2002 the Corporation did not make the usual semi-annual grants to employees, including executive officers. The Corporation’s executive officers were not eligible to participate in the exchange offer. At the time the Committee considered the exchange offer, it recognized that most of the stock options held by the executive officers were significantly “under water,” and the Committee believed that this left them without sufficient long-term incentives. Accordingly, on March 12, 2002, the Committee awarded supplemental grants to executive officers at an exercise price of $10.29 per share.

      At its regular meeting in October 2002, and again at a special meeting on November 18, 2002, the Committee reviewed the performance of the executive officers and considered their compensation for fiscal 2003. Because of the difficult economic climate, and in order to establish an example of fiscal prudence, the Committee accepted the recommendation of the management that for the second year in a row there be no general increase in the salaries of the executive officers for fiscal 2003. The Committee also determined, in accordance with the recommendations of the management, to continue the suspension of the bonus program for at least the first half of fiscal 2003.

      At its October meeting, the Committee also considered the stock options held by the executive officers. It took note of the continued decline in the Corporation’s Common Stock price after the March 2002 grant, which it believed to have been due largely to external market conditions and not to any failure of performance of the Corporation’s executive officers. Because of this decline, the Committee concluded that the executive officers still lacked meaningful long-term incentives during the difficult period ahead of the Corporation. The Committee believed that this was particularly of concern in view of the determination not to increase the salaries of executive officers for the second year in a row and to pay no bonuses in 2002, and at least the first two fiscal quarters of 2003. The Committee asked that the Chief Executive Officer and the Executive Chairman prepare a further analysis of appropriate grants of options to the executive officers in view of these factors.

      At its special meeting in November 2002, the Committee met again to consider a variety of proposed option grants. Among other things, including additional information presented in response to the Committee’s previous request and recommendations prepared by the Chief Executive Officer and the Executive Chairman, the Committee decided that under the circumstances it would be in the Corporation’s best interest to make grants of supplemental stock options to the executive officers who were ineligible to participate in the option exchange program. In determining the amounts of the supplemental grants to executives, the Committee assessed the performance of each individual, the value of his or her role to the Corporation, and the contribution made by the individual in that role. Based on this assessment, the Committee approved supplemental grants of options to purchase an aggregate of 2,000,000 shares of Common Stock to the Named Executive Officers with an exercise price of $4.53 per share. See the “Supplemental Option Grants in Fiscal 2003” table above.

      At the November meeting, the Committee also approved several additional grants of options to purchase an aggregate of approximately 13,400,000 shares of Common Stock for the following purposes:

•	fulfillment of the stock option exchange program;

•	supplemental grants to non-United States based employees who were ineligible for the exchange program;

•	two semi-annual grants to employees;

•	special retention grants to certain non-officer key employees; and

•	supplemental grants to executives who were ineligible for the exchange program.

          Executive Chairman Compensation

      In June 2002, Dr. Nettles volunteered, in view of the Corporation’s current economic situation, to accept a reduced salary. In determining an appropriate level for his revised compensation, the Committee reviewed a report prepared by an independent compensation consultant. After reviewing that report, the Committee approved a reduction in his annual base salary from $700,000 to $300,000. For the reasons set forth above, Dr. Nettles did not receive a bonus during fiscal 2002 under the Corporation’s bonus program.

      Dr. Nettles was not granted any stock options in fiscal 2002. For the reasons described above, the Committee determined at its meeting on November 18, 2002, to grant Dr. Nettles a supplemental option to purchase 450,000 shares of Common Stock, with an exercise price of $4.53. In determining the amount of the supplemental grant to Dr. Nettles, the Committee reviewed his performance, and took particular cognizance of the critical role he is playing in the Corporation at this difficult time in its history and the importance of providing him with sufficient incentives to remain with the Corporation and carry on the work necessary to return it to profitability.

          Chief Executive Officer Compensation

      Because of the difficult economic climate, and in order to establish an example of fiscal prudence, Mr. Smith proposed, and the Committee agreed, that, along with other members of management, he not receive an increase in his annual base salary in fiscal 2002. In addition, for the reasons set forth above, Mr. Smith did not receive a bonus during fiscal 2002 under the Corporation’s bonus program.

      In March 2002, the Committee decided to grant options to certain executive officers, including Mr. Smith, because most of their existing stock options were significantly “under water,” and because they were ineligible to participate in the Corporation’s stock option exchange offer. The option granted to Mr. Smith was for 700,000 shares of Common Stock, with an exercise price of $10.29 per share. Subsequently, after the end of fiscal 2002, because of the continued decline in the Corporation’s stock price largely due to external market conditions, the Committee granted Mr. Smith a supplemental option to purchase 700,000 shares of Common Stock, with an exercise price of $4.53. In determining the amount of the supplemental grant to Mr. Smith, the Committee reviewed his performance, and took particular cognizance of the critical role he is playing in the Corporation at this difficult time in its history and the importance of providing him with sufficient incentives to remain with the Corporation and carry on the work necessary to return it to profitability.

          Compensation Policy and Practices

      The Committee has established a compensation policy and standard practices to guide it in the performance of its responsibilities. Although, as described above, the Committee departed from its normal compensation practices during fiscal 2002, it continued to adhere to these practices to the extent that the situation allowed.

          General

      As a general matter, the Committee seeks to formulate compensation plans that take into account both the Corporation’s long- and short-term interests, which it believes will increase stockholder value over the long term. The Committee has built compensation plans, for both executive officers and the majority of the Corporation’s salaried workforce, around three principal elements: a base salary, quarterly bonuses that depend on performance, and stock options.

      In establishing the compensation of the Executive Chairman and the Chief Executive Officer, and reviewing the proposed compensation for the other executive officers, the Committee considers, for each officer, the value of his or her role to the Corporation, the contribution he or she makes to the Corporation in that role, and the quality of his or her individual performance. The Committee also reviews market survey data for executive officers in comparable companies with which the Corporation is most likely to compete for executive talent and seeks the advice of an outside compensation consultant.

      The Committee’s goal is to set the total compensation for each position within the range of the 50th to the 75th percentile of the range of compensation for the same positions in this group of companies.

          Bonus Program

      In normal circumstances, executive officers are eligible under the Corporation’s bonus program to receive quarterly bonus payments that are dependent on the success of the Corporation in achieving performance objectives established by the Committee. The purpose of the bonus plan is to reward eligible officers for success in achieving predetermined objectives, usually tied to the Corporation’s financial performance. Under the bonus plan, the Committee establishes quarterly corporate objectives. If the Committee determines that the objectives have been met for a particular quarter or that there are reasons to waive some aspect of the objectives that was not met, the Corporation pays bonuses to the executive officers in amounts representing a predetermined percentage of his or her base salary for the quarter, with the exact percentage based on the particular officer’s position and responsibilities as viewed by the Committee. In past years, the Chief Executive Officer has been eligible for a bonus of up to 100% of base salary; the Chief Financial Officer, up to 75% of base salary; and the remaining senior executives, up to 50% of base salary.

      Depending on the Corporation’s performance against its plan for fiscal 2003, the Committee will consider reinstituting the bonus plan for the second half of the year. If it does so, the Committee will establish new performance objectives and will consider whether to change the percentage awards for individual senior executives.

          Stock Options

      The Committee believes that stock options perform an essential role in attracting and retaining both senior executives and other employees and providing them long-term incentives to maximize stockholder value. A stock option becomes valuable only if the Corporation’s stock price increases above the option exercise price and the holder of the option remains employed for the period required for the option to “vest.” This provides an incentive for an option holder to remain employed by the Corporation. In addition, stock options link a portion of an employee’s compensation to stockholders’ interests by providing an incentive to maximize stockholder value.

      The Corporation’s option program consists primarily of three plans:

•	the 1994 Third Amended and Restated Stock Option Plan, a plan under which executive officers, key employees and non-employee directors may be granted options;

•	the 1999 Non-Officer Stock Option Plan, a broad-based plan under which options may be granted to all employees other than executive officers; and

•	the 1996 Outside Directors Stock Option Plan, a plan that provides for automatic grants to non-employee directors.

      The Committee is also authorized to issue options under a plan originally established by ONI Systems Corp., but the Committee does not intend to issue options under that plan to executive officers. There are also options outstanding under various plans originally established by companies that the Corporation has acquired but under which the Corporation cannot or does not intend to grant options or other awards in the future.

      The Committee normally makes regular semi-annual grants to employees in amounts based on their level within the organization as adjusted for performance. The Committee regularly reviews the amounts of these grants against survey data provided by compensation consultants to assure that they remain competitive with practices of comparable companies. The Corporation also routinely makes grants to new employees, in connection with promotions, and to reward exceptional performance. The Committee currently contemplates making a regular semi-annual grant of options during the third quarter of fiscal 2003. The Committee expects that this grant will represent approximately 0.76% of the total number of shares outstanding. Together with grants to new hires, and awards for promotions and exceptional performance, the Committee projects that the grants for the remainder of fiscal 2003 will represent no more than 1.3% of the total number of shares of Common Stock outstanding. In general, in a normal year, the Committee’s goal is keep the total number of shares of Common Stock covered by net new option grants to between 2% and 2.25% of the total shares of Common Stock outstanding. “Net new option grants” means new grants during the fiscal year reduced by existing options that expire or are exercised or forfeited.

          Income Tax Considerations

      Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to any of the five most highly compensated executive officers. “Performance-based” compensation that has been approved by stockholders, however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). The Board of Directors and the stockholders have approved the adoption of the Corporation’s Third Amended and Restated 1994 Stock Option Plan (the “1994 Plan”), which is structured to qualify as “performance-based.” In addition, all of the members of the Compensation Committee qualify as “outside directors.” Accordingly, compensation awarded by the Committee to the Named Executive Officers under the 1994 Plan is intended to be deductible under Section 162(m). The Compensation Committee intends to structure performance-based compensation in the form of stock option grants to executive officers who may be subject to Section 162(m) in a manner that satisfies the requirements of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to executive officers of the Corporation. A portion of Mr. Smith’s compensation in fiscal 2002 was not deductible by the Corporation pursuant to Section 162(m).

Submitted by the members of the Compensation Committee: Judith O’Brien (Chair) Harvey B. Cash Gerald Taylor

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of the Board of Directors consists of Harvey B. Cash, Gerald H. Taylor and Judith M. O’Brien. Mr. Cash, Mr. Taylor and Ms. O’Brien were not at any time during fiscal 2002, or at any other time, an officer or employee of the Corporation. During fiscal 2002, no member of the Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Corporation served.

AUDIT COMMITTEE REPORT

      The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

      The Audit Committee met with management periodically during fiscal 2002 to consider the adequacy of the Corporation’s internal controls, and discussed these matters with the Corporation’s independent auditors, PricewaterhouseCoopers LLP, and with appropriate Corporation financial personnel. The Audit Committee also discussed with senior management and PricewaterhouseCoopers LLP the Corporation’s disclosure controls and procedures and the certifications by the Corporation’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the recently enacted Sarbanes-Oxley Act of 2002 for certain of the Corporation’s filings with the Securities and Exchange Commission.

      The Audit Committee has reviewed and discussed the Corporation’s audited financial statements for fiscal 2002 with management and with PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP their independence. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2002 be included in the Corporation’s Annual Report on Form 10-K for fiscal 2002 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee: John R. Dillon (Chair) Stephen P. Bradley, Ph.D. Lawton W. Fitt

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The Corporation has selected PricewaterhouseCoopers LLP as the Corporation’s principal accountant for the 2003 fiscal year. PricewaterhouseCoopers LLP was the Corporation’s principal accountant for fiscal 2002. Representatives of PricewaterhouseCoopers are expected to be present at the 2003 Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

      In making its recommendation to the Board of Directors to select PricewaterhouseCoopers LLP as the Corporation’s independent accountants for fiscal 2003, the Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Fees

      PricewaterhouseCoopers LLP has billed the Corporation $537,000, in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Corporation’s annual financial statements for the Corporation’s fiscal 2002 and the reviews of the Corporation’s quarterly reports for fiscal 2002.

Financial Information Systems Design and Implementation Fees

      PricewaterhouseCoopers LLP has not billed the Corporation any amounts in fiscal 2002 for professional services related to financial information systems design and implementation as described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

All Other Fees

      PricewaterhouseCoopers LLP has billed the Corporation $1,131,000, in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for all services other than those services covered in the sections captioned “Audit Fees” and “Financial Information Systems Design and Implementation Fees” of the Corporation’s fiscal 2002. These other services include (i) financial planning and individual tax planning and assistance with the preparation of returns, (ii) services rendered in connection with acquisitions made by the Corporation, (iii) assistance with regulatory filings, and (iv) consultations on the effects of various accounting issues and changes in professional standards.

STOCK PERFORMANCE GRAPH

      The following graph shows a comparison of cumulative total returns for an investment in the Common Stock of the Corporation, the NASDAQ Telecommunications Index and the S&P 500 Index from October 31, 1997 to October 31, 2002. This graph is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the Exchange Act.

Assumes $100 invested in CIENA Corporation, NASDAQ Telecom Index and S&P 500 on October 31, 1997, with all dividends reinvested at month-end.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      All stockholder proposals intended to be presented at the 2004 Annual Meeting of the Corporation must be received by the Corporation not later than September 28, 2003 and must otherwise comply with the rules of the SEC for inclusion in the Corporation’s proxy statement and form of proxy relating to that meeting. Proposals should be delivered to CIENA Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary.

      Except in the case of proposals made in accordance with Rule 14a-8, stockholders intending to bring any business before an annual meeting of stockholders must deliver written notice thereof to the Secretary of the Corporation not less than 45 days prior to the anniversary of the date on which the Corporation first mailed its proxy materials for its immediately preceding annual meeting of stockholders. The deadline for matters sought to be presented at the 2004 Annual Meeting is December 12, 2003. If a stockholder gives notice of such a proposal after the December 12, 2003 deadline, the Corporation’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Corporation’s 2004 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Until October 2002, Lawton W. Fitt, a director of the Corporation, was a managing director of Goldman Sachs & Co. During fiscal 2002, the Corporation and ONI Systems Corp. (“ONI”), a company that merged with the Corporation in 2002, paid Goldman Sachs $6,956,549 in fees for investment banking services, including (i) $727,890 in fees in connection with the Corporation’s repurchase of 5% Convertible Subordinated Notes of ONI, and (ii) $6,228,659 paid by ONI upon the closing of the merger with the Corporation in connection with services performed on behalf of ONI in connection with the merger.

      See “Employment Agreements and Change-in-Control Arrangements.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16 of the Securities Exchange Act of 1934, as amended, requires the Corporation’s directors and officers, and persons who own more than 10% of the Corporation’s Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such persons are required by Securities and Exchange Commission regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

      Based solely on the Corporation’s review of the copies of such forms furnished to the Corporation and written representations from the Corporation’s executive officers and directors, the Corporation believes that all Section 16(a) filing requirements for the fiscal year ended October 31, 2002 were met.

ANNUAL REPORT ON FORM 10-K

      The Corporation will mail without charge, upon written request, a copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002. Please send a written request to Investor Relations, CIENA Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, or complete the request form on the Corporation’s website at www.ciena.com.

OTHER MATTERS

      Management knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the Corporation’s form of proxy will vote on such other matters in accordance with their judgment of the best interests of the Corporation.

By Order of the Board of Directors

Russell B. Stevenson, Jr.
Secretary

CIENA CORPORATION

CHARTER OF THE

AUDIT COMMITTEE

Mission

      The Audit Committee (the “Committee”) is a committee of the Company’s Board of Directors (the “Board”). Its mission is to assist the Board in fulfilling its oversight responsibilities by assessing and monitoring the Company’s financial information, potential financial, legal and regulatory exposures, systems of internal controls and the independent audit process.

Membership

      The Committee shall be elected by the Board of Directors and shall consist of at least three Directors (including a Committee Chairman) all of whom shall be “independent” as defined by federal securities law and the listing requirements of the Nasdaq Stock Market and any securities exchanges on which the Company’s securities are listed. The duties and responsibilities of a member of the Committee are in addition to those duties assumed as a member of the Board of Directors. At least one member of the Committee shall have a financial/accounting background and qualify as an “expert” in accounting matters as defined by the Securities and Exchange Commission.

Meetings

      The Committee shall meet at least four times per year (usually in conjunction with regularly scheduled meetings of the Board of Directors) and shall maintain minutes of each meeting. In addition to the members of the Committee, the Company’s Chief Executive Officer, Chief Financial Officer, Controller and independent public accountants shall attend all regular meetings of the Committee. Other persons may be invited to attend as appropriate. During each of the regular meetings, the Committee members shall meet separately with the Company’s independent public accountants with no members of management present. The Committee shall report to the Board on the major items covered at each Committee meeting and shall make recommendations to the Board and management as appropriate.

Primary Responsibilities

•	Appoint and establish the compensation of the Company’s independent auditors, and oversee their work.

•	Approve in advance all audit and non-audit services to be performed by the Company’s independent auditors, unless Committee approval is not required by applicable laws, rules or regulations.

•	Resolve disagreements between management and the Company’s independent public accountants regarding financial reporting.

•	Facilitate communication between the independent public accountants and the Board.

•	At least annually review and approve the procedures established by the Company for collecting and processing information required to be included in its periodic reports filed with the Securities and Exchange Commission.

•	Periodically review and discuss with management and the independent public accountants the Company’s selection, application and disclosure of critical accounting policies, any significant changes in the Company’s accounting policies and any proposed changes in accounting or financial reporting that may have a significant impact on the Company. When appropriate, the Committee will consider the effect of alternative GAAP methods on the Company’s financial statements.

•	Oversee financial reporting processes of the Company with a view to the fulfillment of its responsibilities for the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and SEC regulations.

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•	Review the Company’s annual report on Form 10-K and discuss it with management and the Company’s independent public accountants prior to its filing with the SEC.

•	Review legal, environmental and regulatory matters that may have a material impact on the Company’s financial statements or operations.

•	Oversee the accounting processes of the Company including the maintenance of adequate systems of internal controls encompassing management information systems, computer systems, security, disaster recovery and a code of business conduct. In addition, review compliance with these controls as well as significant proposed changes.

•	Assess with management and the independent public accountants significant risks and exposures and evaluate measures management has implemented to reduce such risks.

•	Review with the Company’s Chief Financial Officer and the independent public accountants the audit scope and audit plan of the independent public accountants.

•	Review with management and the independent public accountants at the completion of the annual audit:

•	The Company’s annual financial statements and related footnotes.

•	The independent public accountant’s audit of the Company’s financial statements and the report thereon including recommended changes in reporting policies or internal controls.

•	Any significant changes required in the independent public accountant’s audit plan.

•	Any significant difficulties or disputes with management during the course of the audit.

•	Other matters related to the audit which are to be communicated to the Committee under generally accepted auditing standards.

•	Review with the Board of Directors the results of the annual audit including the scope, effectiveness and cost of the audit.

•	Review, confirm and assure the independence of the independent accountants by reviewing non-audit services performed by external accountants.

•	Review the cost of audit and non-audit services performed by the independent accountants.

•	Discuss with the Chief Financial Officer and the independent accountants their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company and particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

•	Establish procedures for (i) processing complaints regarding accounting, internal controls or auditing matters and (ii) confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

•	Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

•	At least annually, review and update the Committee’s Charter.

•	The Committee shall perform such other functions as required the Company’s charter or bylaws, the Board of Directors or applicable laws, rules and regulations, including the rules of the SEC and the NASDAQ stock exchange. The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

•	The Committee shall be empowered to retain independent counsel, accountants or others to the extent the Committee considers necessary to carry out its duties. The Company will pay the expenses associated with all advisors to the Committee.

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1562-PS-03

CIENA CORPORATION
2003 EMPLOYEE STOCK PURCHASE PLAN

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25. EFFECTIVE DATE; TERM AND TERMINATION OF THE PLAN	7
26. EFFECT OF CHANGES IN CAPITALIZATION	8
(a) Changes in Stock	8
(b) Reorganization in Which the Company Is the Surviving Corporation	8
(c) Reorganization in Which the Company Is Not the Surviving Corporation or Sale of Assets or Stock	8
(d) Adjustments	9
(e) No Limitations on Company	9
27. GOVERNMENTAL REGULATION	9
28. STOCKHOLDER RIGHTS	9
29. RULE 16B-3	9
30. PAYMENT OF PLAN EXPENSES	10

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CIENA CORPORATION
2003 EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors of CIENA Corporation (the “Company”) has adopted this 2003 Employee Stock Purchase Plan (the “Plan”) to enable eligible employees of the Company and its participating Affiliates (as defined below), through payroll deductions, to purchase shares of the Company’s common stock, par value $0.01 per share (the “ Common Stock”). The Plan is for the benefit of the employees of the Company and any participating Affiliates. The Plan is intended to benefit the Company by increasing the employees’ interest in the Company’s growth and success and encouraging employees to remain in the employ of the Company or its participating Affiliates. The provisions of the Plan are set forth below:

1.     SHARES SUBJECT TO THE PLAN.

     Subject to adjustment as provided in Section 26 below, the aggregate number of shares of Common Stock that may be made available for purchase by participating employees under the Plan is 20,000,000. The shares issuable under the Plan may, in the discretion of the Board of Directors of the Company (the “Board”), be authorized but unissued shares, treasury shares or issued and outstanding shares that are purchased in the open market.

2.     ADMINISTRATION.

     The Plan shall be administered under the direction of the Compensation Committee of the Board (the “Committee”). No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

3.     INTERPRETATION.

     It is intended that the Plan will meet the requirements for an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986 (the “Code”), and it is to be so applied and interpreted. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations will be final and binding upon all persons.

4.     ELIGIBLE EMPLOYEES.

     Any employee of the Company and its designated Affiliates as determined by the Board of Directors may participate in the Plan, except the following, who are ineligible to participate: (a) an employee who has been employed by the Company or any of its participating Affiliates for less than three months as of the beginning of an Offering Period (as defined in Section 7 below); (b) an employee whose customary employment is for less than five months in any calendar year; (c) an employee whose customary employment is less than 21 hours per week; and (d) an employee who, after exercising his or her rights to purchase shares under the Plan, would own shares of Common Stock (including shares that may be acquired under any outstanding options) representing five percent or more of the total combined voting power of all classes of stock of the Company. The term “participating Affiliate” means any company or other trade or business that is a subsidiary of the Company (determined in accordance with the principles of Sections 424(e) and (f) of the Code and the regulations thereunder). The Board may at any time in its sole discretion, if it deems it advisable to do so, terminate the participation of the employees of a particular participating Affiliate.

5.     PARTICIPATION IN THE PLAN.

     An eligible employee may become a participating employee in the Plan by completing an election to participate in the Plan on a form provided by the Company and submitting that form to the Benefits Department of the Company. The form will authorize payroll deductions (as provided in Section 6 below) and authorize the purchase of shares of Common Stock for the employee’s account in accordance with the terms of the Plan. Enrollment will become effective upon the first day of the first Offering Period. Enrollment in this Plan is limited to one Offering Period at a time.

6.     PAYROLL DEDUCTIONS.

     At the time an eligible employee submits his or her election to participate in the Plan (as provided in Section 5 above), the employee shall elect to have deductions made from his or her pay, on each pay day following his or her enrollment in the Plan, and for as long as he or she shall participate in the Plan. The deductions will be credited to the participating employee’s account under the Plan. An employee may not during any Offering Period change his or her amount or percentage of payroll deduction for that Offering Period, nor may an employee withdraw any contributed funds, other than in accordance with Sections 15 through 20 below.

7.     RECORD OF PAYROLL DEDUCTIONS.

     The Company and participating Affiliates will cause to be maintained a record of amounts credited to each participating employee authorizing a payroll deduction pursuant to Section 6. The Company will not credit interest on the balance of the employees’ accounts during the Offering Period.

8.     OFFERING AND PURCHASE PERIODS.

     The Offering Periods and Purchase Period shall be determined by the Committee. The initial Offering Period shall commence on March 16, 2003 and end on March 15, 2005, and every Offering Period thereafter shall commence on the six month anniversary of the commencement of the prior Offering Period and shall be a 24-month period until changed by the Committee. All individuals who are participating in the Plan on the last day of an Offering Period shall automatically be deemed to have elected to participate in the next Offering Period. The initial Purchase Period shall commence on March 16, 2003 and end on September 15, 2003, and every Purchase Period thereafter shall commence immediately after the prior Purchase Period ends and shall be a six month period until changed by the Committee; provided, however, that if at the beginning of any Offering Period, the fair market value of Common Stock shall be less than the fair market value of Common Stock on the first day of any prior Offering Period which has not yet terminated, all individuals who are participating in the Plan for that prior Offering Period shall be automatically terminated from that prior Offering Period and be deemed to have elected to participate in the current Offering Period. All payroll deduction forms for the prior Offering Period will be deemed to apply to the current Offering Period.

9.     RIGHTS TO PURCHASE COMMON STOCK; PURCHASE PRICE.

     Rights to purchase shares of Common Stock will be deemed granted to participating employees as of the first trading day of each Offering Period. The purchase price of each share of Common Stock (the “Purchase Price”) shall be the lesser of 85 percent of the fair market value of the Common Stock (i) on the trading day immediately preceding the first trading day of the Offering Period or (ii) on the last trading day of the Purchase Period, unless the Purchase Price is otherwise established by the Committee; provided that in no event shall the Purchase Price be less than the amount determined pursuant to subparagraphs (i) and (ii) above or the par value of the Common Stock. For purposes of the Plan, “fair market value” means the value of each share of Common Stock subject to the Plan determined as follows: if on the determination date the shares of Common Stock are listed on an established national or regional stock exchange, are admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or are publicly traded on an established securities market, the fair market value of the shares of Common Stock shall be the closing price of the shares of Common Stock on such exchange or in such market (the exchange designated by the Board if there is more than one such exchange or market) on the determination date (or if there is no such reported closing price, the fair market value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of the shares of Common Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the shares of Common Stock are not listed on such an exchange, quoted on such System or traded on such a market, fair market value shall be determined by the Board in good faith.

10.     TIMING OF PURCHASE; PURCHASE LIMITATION.

     Unless a participating employee has given prior written notice terminating such employee’s participation in the Plan, or the employee’s participation in the Plan has otherwise been terminated as provided in Sections 16 through 20 below, such employee will be deemed to have exercised automatically his or her right to purchase Common Stock on the last trading day of the Purchase Period (except as provided in Section 15 below) for the number of shares of Common Stock which the accumulated funds in the employee’s account at that time will purchase at the Purchase Price, subject to the participation adjustment provided for in Section 14 below and subject to adjustment under Section 26 below. Notwithstanding any other provision of the Plan, no employee may purchase in any one calendar year under the Plan and all other “employee stock purchase plans” of the Company and its participating Affiliates shares of Common Stock having an aggregate fair market value in excess of $25,000, determined as of the first trading date of the Offering Period as to shares purchased during such period. Effective upon the last trading day of the Purchase Period, a participating employee will become a stockholder with respect to the shares purchased during such period, and will thereupon have all dividend, voting and other ownership rights incident thereto. Notwithstanding the foregoing, no shares shall be sold pursuant to the Plan unless the Plan is approved by the Company’s stockholders in accordance with Section 25 below.

11.     ISSUANCE OF STOCK CERTIFICATES.

     As of the last trading day of the Purchase Period, a participating employee will be credited with the number of shares of Common Stock purchased for his or her account under the Plan during such Offering Period. Shares purchased under the Plan will be held in the custody of an agent (the “Agent”) appointed by the Committee. The Agent may hold the shares purchased under the Plan in stock certificates in nominee names and may commingle shares held in its custody in a single account or stock certificate without identification as to individual participating employees. A participating employee may, at any time following his or her purchase of shares under the Plan and after the expiration of the qualifying holding period, by written notice instruct the Agent to have all or part of such shares reissued in the participating employee’s own name and have the stock certificate delivered to the employee.

12.     WITHHOLDING OF TAXES.

     To the extent that a participating employee realizes ordinary income in connection with a sale or other transfer of any shares of Common Stock purchased under the Plan, the Company may withhold amounts needed to cover such taxes from any payments otherwise due and owing to the participating employee or from shares that would otherwise be issued to the participating employee hereunder. Any participating employee who sells or otherwise transfers shares purchased under the Plan within two years after the beginning of the Offering Period in which the shares were purchased must within 30 days of such transfer notify the Payroll Department of the Company in writing of such transfer.

13.     ACCOUNT STATEMENTS.

     The Company will cause the Agent to deliver to each participating employee a statement for each Purchase Period during which the employee purchases Common Stock under the Plan, but no more frequently than every six months, reflecting the amount of payroll deductions during the Purchase Period, the number of shares purchased for the employee’s account, the price per share of the shares purchased for the employee’s account and the number of shares held for the employee’s account at the end of the Purchase Period.

14.     PARTICIPATION ADJUSTMENT.

     If in any Purchase Period the number of unsold shares that may be made available for purchase under the Plan pursuant to Section 1 above is insufficient to permit exercise of all rights deemed exercised by all participating employees pursuant to Section 9 above, a participation adjustment will be made, and the number of shares purchasable by all participating employees will be reduced proportionately. Any funds then remaining in a participating employee’s account after such exercise will be refunded to the employee.

15.     CHANGES IN ELECTIONS TO PURCHASE.

     (a)  A participating employee may, at any time prior to the fifth business day before the last day of the Purchase Period, by written notice to the Company, direct the Company to cease payroll deductions (or, if the payment for shares is being made through periodic cash payments, notify the Company that such payments will be terminated), in accordance with the following alternatives:

          (i)  The employee’s option to purchase shall be reduced to the number of shares which may be purchased, as of the last day of the Purchase Period, with the amount then credited to the employee’s account; or

          (ii) Withdraw the amount in such employee’s account and terminate such employee’s option to purchase.

     (b)  Any participating employee may decrease his or her payroll deduction or periodic cash payments, to take effect as soon as administratively practicable by delivering to the Company a new form regarding election to participate in the Plan under Section 5 above.

     (c)  Any participating employee may increase his or her payroll deduction or periodic cash payments, to take effect on the first day of the next following Offering Period by delivering to the Company a new form regarding election to participate in the Plan under Section 5 above.

16.     TERMINATION OF EMPLOYMENT.

     In the event a participating employee voluntarily leaves the employ of the Company or a participating Affiliate, otherwise than by retirement under a plan of the Company or a participating Affiliate, or is terminated by the Company prior to the last day of the Purchase Period, the amount in the employee’s account will be distributed and the employee’s option to purchase will terminate.

17.     RETIREMENT.

     In the event a participating employee who has an option to purchase shares leaves the employ of the Company or a participating Affiliate because of retirement under a plan of the Company or a participating Affiliate the participating employee may elect, within 60 days after the date of such retirement or termination, but, in no event, later than the end of the current Purchase Period, one of the following alternatives:

     (a)  The employee’s option to purchase shall be reduced to the number of shares which may be purchased, as of the last day of the Purchase Period, with the amount then credited to the employee’s account; or

     (b)  Withdraw the amount in such employee’s account and terminate such employee’s option to purchase.

     In the event the participating employee does not make an election within the aforesaid 60-day period, he or she will be deemed to have elected subsection 17(b) above.

18.     LAY-OFF, AUTHORIZED LEAVE OF ABSENCE OR DISABILITY.

     Payroll deductions for shares for which a participating employee has an option to purchase may be suspended during any period of absence of the employee from work due to lay-off, authorized leave of absence or disability or, if the employee so elects, periodic payments for such shares may continue to be made in cash.

     If such employee returns to active service prior to the last day of the Purchase Period, the employee’s payroll deductions will be resumed and if said employee did not make periodic cash payments during the employee’s period of absence, the employee shall, by written notice to the Company’s Payroll Department within 10 days after the employee’s return to active service, but not later than the last day of the Purchase Period, elect one of the following alternatives:

     (a)  The employee’s option to purchase shall be reduced to the number of shares that can be purchased with the amount, if any, then credited to the employee’s account plus the aggregate amount, if any, of all payroll deductions to be made thereafter; or

     (b)  Withdraw the amount in the employee’s account and terminate the employee’s option to purchase.

     A participating employee on lay-off, authorized leave of absence or disability on the last day of the Purchase Period shall deliver written notice to his or her employer on or before the last day of the Purchase Period, electing one of the alternatives provided in the foregoing clauses (a) or (b) of this Section 18. If any employee fails to deliver such written notice within 10 days after the employee’s return to active service or by the last day of the Purchase Period, whichever is earlier, the employee shall be deemed to have elected subsection 18(b) above.

     If the period of a participating employee’s lay-off, authorized leave of absence or disability shall terminate on or before the last day of the Purchase Period, and the employee shall not resume active employment with the Company or a participating Affiliate, the employee shall receive a distribution in accordance with the provisions of Section 17 of this Plan.

19.     DEATH.

     In the event of the death of a participating employee while the employee’s option to purchase shares is in effect, the legal representatives of such employee may, within 60 days after the employee’s death (but no later than the last day of the Purchase Period) by written notice to the Company or participating Affiliate, elect one of the following alternatives:

     (a)  The employee’s option to purchase shall be reduced to the number of shares which may be purchased, as of the last day of the Purchase Period, with the amount then credited to the employee’s account; or

     (b)  Withdraw the amount in such employee’s account and terminate such employee’s option to purchase.

     In the event the legal representatives of such employee fail to deliver such written notice to the Company or participating Affiliate within the prescribed period, the election to purchase shares shall terminate and the amount, then credited to the employee’s account shall be paid to such legal representatives.

20.     TERMINATION OF PARTICIPATION.

     A participating employee will be refunded all moneys in his or her account, and his or her participation in the Plan will be terminated if either (a) the Board elects to terminate the Plan as provided in Section 25 below, or (b) the employee ceases to be eligible to participate in the Plan under Section 4 above. As soon as practicable following termination of an employee’s participation in the Plan, the Company will deliver to the employee a check representing the amount in the employee’s account and a stock certificate representing the number of whole shares held in the employee’s account. Once terminated, participation may not be reinstated for the then current Offering Period, but, if otherwise eligible, the employee may elect to participate in any subsequent Offering Period.

21.     ASSIGNMENT.

     No participating employee may assign his or her rights to purchase shares of Common Stock under the Plan, whether voluntarily, by operation of law or otherwise. Any payment of cash or issuance of shares of Common Stock under the Plan may be made only to the participating employee (or, in the event of the employee’s death, to the employee’s estate). Once a stock certificate has been issued to the employee or for his or her account, such certificate may be assigned the same as any other stock certificate.

22.     APPLICATION OF FUNDS.

     All funds received or held by the Company under the Plan shall be deposited with the Agent for the account of the participating employees. Participating employees’ accounts will not be segregated.

23.     NO RIGHT TO CONTINUED EMPLOYMENT.

     Neither the Plan nor any right to purchase Common Stock under the Plan confers upon any employee any right to continued employment with the Company or any of its participating Affiliates, nor will an employee’s participation in the Plan restrict or interfere in any way with the right of the Company or any of its participating Affiliates to terminate the employee’s employment at any time.

24.     AMENDMENT OF PLAN.

     The Board may, at any time, amend the Plan in any respect (including an increase in the percentage specified in Section 9 above used in calculating the Purchase Price). An amendment to the Plan shall be contingent on approval of the stockholders of the Company only to the extent required by applicable law, regulations or rules or as provided by the Board.

25.     EFFECTIVE DATE; TERM AND TERMINATION OF THE PLAN.

     The Plan shall be effective as of the date of adoption by the Board, which date is set forth below, subject to approval of the Plan by a majority of the votes present and entitled to vote at a duly held meeting of the shareholders of the Company at which a quorum representing a majority of all outstanding voting stock is present, either in person or by proxy; provided, however, that upon approval of the Plan by the shareholders of the Company as set forth above, all rights to purchase shares granted under the Plan on or after the effective date shall be fully effective as if the shareholders of the Company had approved the Plan on the effective date. If the shareholders fail to approve the Plan on or before one year after the effective date, the Plan shall terminate, any rights to purchase shares granted hereunder shall be null and void and of no effect and all contributed funds shall be refunded to participating employees. The Board may terminate the Plan at any time and for any reason or for no reason, provided that such termination shall not impair any rights of participating employees that have vested at the time of termination. In any event, the Plan shall, without further action of the Board, terminate ten (10) years after the date of adoption of the Plan by the Board or, if earlier, at such time as all shares of Common Stock that may be made available for purchase under the Plan pursuant to Section 1 above have been issued.

26.     EFFECT OF CHANGES IN CAPITALIZATION.

     (a)  Changes in Stock.

     If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the effective date of the Plan, the number and kinds of shares that may be purchased under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which rights are outstanding shall be similarly adjusted so that the proportionate interest of a participating employee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding rights shall not change the aggregate Purchase Price payable by a participating employee with respect to shares subject to such rights, but shall include a corresponding proportionate adjustment in the Purchase Price per share.

     (b)  Reorganization in Which the Company Is the Surviving Corporation.

     Subject to Subsection (c) of this Section 26, if the Company shall be the surviving corporation in any reorganization, merger or consolidation of the Company with one or more other corporations, all outstanding rights under the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to such rights would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Purchase Price per share so that the aggregate Purchase Price thereafter shall be the same as the aggregate Purchase Price of the shares subject to such rights immediately prior to such reorganization, merger or consolidation.

     (c)  Reorganization in Which the Company Is Not the Surviving Corporation or Sale of Assets or Stock.

     Upon any dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, or upon a sale of all or substantially all of the assets of the Company to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board that results in any person or entity owning more than 80 percent of the combined voting power of all classes of stock of the Company, the Plan and all rights outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of the rights theretofore granted, or for the substitution for such rights of new rights covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and rights theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, all current Purchase Periods and Offering Periods shall be deemed to have ended on the last trading day prior to such termination, and in accordance with Section 10 above the rights of each participating employee then outstanding shall be deemed to be automatically exercised on such last trading day. The Board shall send written notice of an event that will result in such a termination to all participating employees not later than the time at which the Company gives notice thereof to its stockholders.

     (d)  Adjustments.

     Adjustments under this Section 26 related to stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive.

     (e)  No Limitations on Company.

     The grant of a right pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

27.     GOVERNMENTAL REGULATION.

     The Company’s obligation to issue, sell and deliver shares of Common Stock pursuant to the Plan is subject to such approval of any governmental authority and any national securities exchange or other market quotation system as may be required in connection with the authorization, issuance or sale of such shares.

28.     STOCKHOLDER RIGHTS.

     Any dividends paid on shares held by the Company for a participating employee’s account will be transmitted to the employee. The Company will deliver to each participating employee who purchases shares of Common Stock under the Plan, as promptly as practicable by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed by the Company to its stockholders. Any shares of Common Stock held by the Agent for an employee’s account will be voted in accordance with the employee’s duly delivered and signed proxy instructions. There will be no charge to participating employees in connection with such notices, proxies and other materials.

29.     RULE 16B-3.

     Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision under the Securities Exchange Act of 1934, as amended. If any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated herein, such provision (other than one relating to eligibility requirements, or the price and amount of awards) shall be deemed automatically to be incorporated by reference into the Plan.

30.     PAYMENT OF PLAN EXPENSES.

     The Company will bear all costs of administering and carrying out the Plan; provided however, participating employees shall bear all costs incurred subsequent to the issuance of stock certificates pursuant to Section 11.

* * *

PROXY

CIENA CORPORATION
Proxy Solicited on behalf of the Board of Directors
Annual Meeting of Stockholders to be held March 12, 2003

          The undersigned hereby appoints Gary B. Smith, Joseph R. Chinnici and Russell B. Stevenson, Jr., or any of them, the proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of CIENA Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held March 12, 2003, or any adjournment thereof, as follows:

1.     Election of Three Directors by all Stockholders

[ ]	FOR all nominees listed below except as marked to the contrary listed below	[ ]	WITHHOLD AUTHORITY to vote for all nominees

Stephen P. Bradley, Ph.D.	Don H. Davis, Jr.	Gerald H. Taylor

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below):

     The Board of Directors recommends a vote “FOR” the election of the Directors listed above.

2.     Approve the CIENA Corporation 2003 Employee Stock Purchase Plan

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

     The Board of Directors recommends a vote “FOR” the approval of CIENA Corporation 2003 Employee Stock Purchase Plan.

     PLACE AN “X” HERE IF YOU PLAN TO VOTE YOUR SHARES AT THE MEETING. [  ]

Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint holder should sign. When signing as trustee, executor or other fiduciary, please so indicate:

Signature of holder	Signature of co-holder (if any)	Date